UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) April 4, 2007
Ciena Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-21969	23-2725311

(Commission File Number)	(IRS Employer Identification No.)

1201 Winterson Road, Linthicum, MD	21090

(Address of Principal Executive Offices)	(Zip Code)
(410) 865-8500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
           (b)     On April 4, 2007, Joseph R. Chinnici, Senior Vice President, Finance and Chief Financial Officer of Ciena, announced that he plans to resign from his position with the company effective on or before December 31, 2007. The text of Ciena’s press release relating to this announcement is set forth as Exhibit 99.1 to this Report and is incorporated by reference into this item.
           (e)      On April 5, 2007, Ciena entered into a separation agreement with Mr. Chinnici, providing certain compensation benefits in connection with his resignation and agreement to assist in the transition of his responsibilities to a successor. The agreement contemplates Mr. Chinnici’s resignation on or before December 31, 2007, provided that he shall no longer serve as Ciena’s Chief Financial Officer following the commencement of employment of his successor. Until his employment terminates, Mr. Chinnici will be entitled to continue (a) to receive his current salary and benefits; (b) to participate in Ciena’s incentive bonus program; and (c) to vest as to outstanding equity awards in accordance with their existing terms.
                    Upon the termination of his employment, Ciena will make a lump sum severance payment to Mr. Chinnici equal to his $350,000 annual salary, plus an annualized bonus payment under Ciena’s incentive bonus plan equaling 75% of his base salary. In addition, fifty percent of any then unvested stock options and restricted stock units held by Mr. Chinnici will immediately become vested and exercisable. Following his resignation, Ciena will continue to provide Mr. Chinnici medical and dental benefits until the earlier of December 31, 2008 or the date he becomes eligible for comparable coverage from another employer. Mr. Chinnici will also receive certain tax preparation services and continued coverage under Ciena’s directors and officers insurance policy.
ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS
           (d)     The following exhibit is being filed herewith:

Exhibit Number	Description of Document

Exhibit 99.1	Text of Press Release dated April 4, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation
Date: April 5, 2007	By:	/S/ Russell B. Stevenson, Jr.
Russell B. Stevenson, Jr.
Senior Vice President, General Counsel and Secretary